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                                                                   EXHIBIT 10(t)

                           REVOLVING PROGRAM AGREEMENT

This Revolving Program Agreement ("Agreement") is entered into as of October 15, 2001 ("Effective Date") by and between Household Bank (SB), N.A., a national banking association, ("Household Bank"), with its principal offices located at 1111 Town Center Drive, Las Vegas, NV 89144 and Polaris Sales Inc., a Minnesota corporation ("Polaris"), with its principal offices at 2100 Highway 55, Medina, MN 55340.

In consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. In addition to the words and phrases defined above and elsewhere in this Agreement, the following words and phrases shall have the following meanings:

a. "Active Account" means with respect to any Billing Cycle, any Account, which at any time during the Billing Cycle has a credit or debt balance.
b. "Account" means a Private Label Credit Card account established by Household Bank for a Cardholder or assigned to Household Bank to be used by the Cardholder to finance the purchase of Goods from Dealers pursuant to the terms of the Cardholder Agreement. In addition, "Account" shall also include those accounts included in the Existing Portfolio.
c. "Affiliate" means any entity that is owned by, owns or is under common control with the parties or their ultimate parent.
d. "Applicable Law" means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.
e. "Average Account Balances" means, for any period, the sum of the daily Account net balances for the Accounts in the Revolving Program for such period divided by the number of days in such period.
f. "Billing Cycle" shall mean the period of calendar days between billing dates, usually between twenty-eight (28) and thirty-one (31) days.
g. "Business Day" means any day except Saturday or Sunday or a day on which banks are closed in the State of Nevada.
h. "Card" means the Private Label Credit Card issued by Household Bank for the Revolving Program.
i. "Cardholder" means (i) the person in whose name an Account is opened, and (ii) any other authorized users of the Account.
j. "Cardholder Agreement" means as to any Account, the related application and agreement between the Cardholder and Household Bank, governing the terms and conditions of such Account, as such agreement may be amended from time to time by Household Bank.
k. "Card Sale" means any sale of Goods that Dealers make to a Cardholder pursuant to this Agreement and the Cardholder Agreement that is charged to an Account.
l. "Credit Promotion" means the promotional plans set forth in the Cardholder Agreements.
m. "Credit Promotion Period" means the promotional period for the promotional plans set forth in the Cardholder Agreements.


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n.       "Dealer Participation Expense" means the amortization of Dealer
         Participation Fees paid to the Dealers in accordance with the Dealer Revolving Agreements for non promotional Card Sales. The Dealer Participation Fees are paid at funding and will be amortized in accordance with Household Bank's standard accounting policies.
o. "Dealers" means independent retail dealers authorized by Polaris to sell its Goods.
p. "Discount Income" means the amortization of discounts which have been assessed by Household Bank on various promotional credit plans in accordance with Schedule A. These discounts are assessed at funding and will be amortized in accordance with Household Bank's standard accounting policies.
q. "Excess Loss Provision" means the Monthly charge or credit necessary to maintain an appropriate bad debt reserve on outstanding Account balances in accordance with Household Bank's standard accounting policies.
r. "Existing Portfolio" means the existing portfolio of Private Label Credit Card accounts arising from the program established and maintained by Transamerica Bank, N.A. and Transamerica Retail Financial Services Corporation (collectively "Transamerica") for Polaris, which existing portfolio Household Bank has agreed to purchase pursuant to a Purchase and Sale Agreement dated July 24, 2001, by and between Household Bank and Transamerica.
s. "Fee Income" means late fees, NSF fees, net direct check fees, debt cancellation program fees, overlimit fees, and any other fees, except fees related to credit insurance, Finance Charge Income, and Discount Income, assessed and billed to Accounts, net of reversals.
t. "Finance Charge Income" represents billed finance charges on Account balances net of reversals.
u.       "Interest Expense" means an amount equal to the product of:
         (i) the result of the One Year LIBOR plus 40 basis points divided by twelve, times
         (ii) 85% of the Average Account Balances for such Month less unamortized Discount Income plus unamortized Dealer Participation Expense.
v. "Marketing Expenses" means and includes, but is not limited to, expenses for point of sale materials, direct mail materials, general media advertising and any other marketing materials or Revolving Program related to promoting and marketing the Revolving Program mutually agreed upon by Household Bank and Polaris. Marketing Expenses shall not include discounts associated with Credit Promotions or Participation Fees.
w. "Month" means a calendar month unless used in connection with a Credit Promotion Period.
x. "Net Chargeoff" means the sum of the principal, interest, fees and other components of an Account balance which is charged off by Household Bank in accordance with Household Bank's standard operating procedures, net of any recoveries received by Household Bank after the charge-off of such Accounts.
y. "One Year LIBOR" means the Business Daily average, for the applicable calendar month, of the one (1) year London Interbank Offered Rate as published by Bloomberg Financial Markets.
z. "Operating Instructions" means the regulatory guidelines and operating instructions and/or procedures designated by Household Bank from time to time concerning the Revolving Program.


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aa.      "Private Label Credit Card" means a credit card which may be used to purchase the goods and/or services of the entity or an affiliate of the entity whose name, tradename, or logo is on such credit card.
bb. "Revolving Program Assets" means Account balances minus bad debt reserve plus unamortized Dealer Participation Expense minus unamortized Discount Income for the Revolving Program.
cc. "Revolving Program Income" means Finance Charge Income, plus Discount Income, plus Fee Income, plus any gain on the sale of the Accounts if the portfolio is sold, minus Dealer Participation Expense, minus Interest Expense, minus Net Chargeoff, plus or minus Excess Loss Provision, minus Servicing Expenses, minus Sales Expenses, minus Marketing Expenses, minus other Revolving Program write-offs, minus any loss on the sale of Accounts if the portfolio is sold, all in connection with the Revolving Program.
dd. "Sales Expense" means the amount of compensation paid by Household Bank to the respective sales personnel of the Bank and Polaris in connection with the Revolving Program.
ee. "Sales Slip" means evidence of a Card Sale in paper or electronic form for Goods purchased from Dealers.
ff. "Servicing Expense" represents a Monthly charge for loan origination and servicing which includes the following charges:
         Origination - $6.65 per application
         Customer Service - $1.24 per Active Account per Billing Cycle Collection - $17.50 per delinquent Account per Billing Cycle (excluding charged off Accounts)
         Systems and Other Service Expenses - $3.50 per Active Account per Billing Cycle

Section 2. Scope. Polaris is engaged in the sale of snowmobiles, watercraft, all terrain vehicles, motorcycles, and other related products and services ("Goods") through a distribution network of Dealers. Household Bank has been asked by Polaris to provide a Private Label Credit Card program for consumers purchasing Goods from Dealers (the "Revolving Program") under the terms and conditions of agreements with Dealers ("Dealer Revolving Agreements") entered into hereafter between Household Bank and Dealers.

Section 3. Revolving Program Participation Fee. On or before the 10th Business Day following the end of each Month, Household Bank shall deliver to Polaris a reasonably detailed operating statement for the Revolving Program and a calculation of Revolving Program Income, both certified to be correct and complete by an officer of Household Bank. In any Month in which the Revolving Program Income is a gain, Household Bank shall make a payment to Polaris of a monthly fee equal to fifty percent (50%) of the Revolving Program Income ("Polaris Participation Fee") within 10 Business Days after said certificate is delivered. In any Month in which the Revolving Program Income is a loss, with respect to all Accounts for such Month, Polaris shall pay Household Bank fifty percent (50%) of the loss ("Polaris Participation Fee Shortfall") within 10 Business Days after said certificate is delivered. The liability of Polaris to pay any amounts due for the Polaris Participation Fee Shortfall shall not exceed fifteen million dollars ($15,000,000) in the aggregate (the "Shortfall Maximum"), except as provided in Section 5.e; provided, however, that if the Revolving Program Assets reach four hundred million dollars ($400,000,000), Household shall have the right to terminate this Agreement upon


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twenty (20) days prior written notice, unless Polaris shall have agreed to increase the Shortfall Maximum to an amount agreed upon with Household Bank.

Section 4.  Revolving Program Support by Polaris.


a. Polaris agrees to review and recommend Dealers that have met Polaris' Dealer criteria and are in good standing with Polaris for participation in the Revolving Program. Polaris further agrees that it will use commercially reasonable efforts to encourage appropriate Dealers to participate in the Revolving Program. Polaris shall request each Dealer which desires to participate in the Revolving Program to enter into Dealer Agreements which, once executed, shall be forwarded to Household Bank. Household Bank may, at any time and in its sole discretion for any reason, decline to accept a Dealer referred by Polaris by not executing a Dealer Agreement presented to Household Bank. If approved by Household Bank, Household Bank will send a copy of the fully executed Dealer Agreement to the Dealer.

b. If Polaris desires to terminate a particular Dealer from the Revolving Program, Polaris shall notify Household Bank in writing of such desire and Household Bank will terminate such Dealer from the Revolving Program in accordance with the terms of the Dealer Agreements.

c. Polaris agrees to actively promote the Revolving Program with both Dealers and consumers including, but not limited to, providing such Dealer training and consumer marketing regarding the Revolving Program mutually agreed to by Polaris and Household Bank.

d. Polaris shall not issue during the term of this Agreement, arrange to have issued during the term of this Agreement, or accept any Private Label Credit Card other than the Card issued by Household Bank, except with respect to applications declined by Household Bank.

e. Polaris shall use commercially reasonable efforts to assist Household Bank in resolving all disputes involving Goods which go unresolved by any Dealer

Section 5.  Equity Reserve for Revolving Program.

a. Upon the execution of this Agreement, Polaris and Household Bank shall establish an equity reserve (the "Equity Reserve") to be held by Household Bank in trust for Polaris for the sole benefit of and use by Household Bank in accordance with the terms of this Agreement. In order to secure the performance of Polaris's obligations hereunder, Polaris hereby grants Household Bank a first priority security interest in and lien upon the Equity Reserve, and agrees to execute such documents and take such other actions as Household Bank reasonably determines are necessary in order to perfect such security interest and lien.

b. The Equity Reserve shall be considered fully funded for each Month in which the balance of the Equity Reserve is at least seven and one-half percent (7.5%) of

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         the Revolving Program Assets at the end of such Month (the "Fully
         Funded Amount").

c. The Equity Reserve shall be funded as follows: (i) Polaris shall, within three (3) Business Days of the Effective Date of this Agreement, deposit in the Equity Reserve an amount equal to seven and one half percent (7.5%) of the Revolving Program Assets; (ii) for any Month in which the amount in the Equity Reserve is less than the Fully Funded Amount, Polaris shall deposit the amount of the shortfall in the Equity Reserve within ten (10) Business Days of the end of such Month; and
         (iii) for any Month in which the amount in the Equity Reserve is more than the Fully Funded Amount, Household Bank shall deduct the difference from the Equity Reserve and forward that amount to Polaris within ten (10) Business Days of the end of such Month.

d. If Polaris has not paid Household Bank any amounts due to Household Bank under Section 3 or 9, Household Bank may deduct such amounts from the Equity Reserve. Household Bank may not use the Equity Reserve for any other reason.

e. Any amount remaining in the Equity Reserve upon the termination of this Agreement shall be returned to Polaris upon the earlier of the date (i) the balances on all the Accounts (excluding charged off Accounts) have been reduced to zero, or (ii) the Accounts have been purchased pursuant to Section 10.d, less any deductions for any amounts due Household Bank under Section 3 or 9 after the termination date and less any amount of the Polaris Participation Fee Shortfall in excess of the Shortfall Maximum not paid by Polaris pursuant to Section 3 on account of the Shortfall Maximum having been reached.

Section 6. Revolving Program Return. Household Bank will manage the Revolving Program economics in accordance with its ordinary business practices so that the Revolving Program Income will represent a return on Revolving Program Assets between 4.8% and 5.75%. The Revolving Program return will be reviewed on a quarterly basis, and Household Bank may adjust, after discussions with Polaris, the Revolving Program economics, including but not limited to Cardholder APR and fees, Discounts, Dealer Participation Fees, and the Revolving Program Income.

Section 7.  Service Level Standards and Reporting for Revolving Program.

a. Household Bank shall comply with Applicable Law in servicing the Accounts.

b. Household Bank shall maintain the following service level standards ("Service Levels") in connection with the Revolving Program:



         (i)      Monthly average speed of answer for Cardholders:                     45 seconds
         (ii)     Monthly average speed of answer for Dealers:                         20 seconds
         (iii)    Monthly average time to decision applications:                        4 minutes
         (iv)     Monthly average percentage of Dealers funded same day
                        for Dealers' whose funding transmissions are timely
                  received by Household Bank:                                          95%
         (v)      Monthly average percentage of payments correctly

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




                  processed if standard payment envelope and remittance coupon
                  are used, and one check is enclosed:                                 95%


c. Upon the conversion of the Existing Portfolio from Transamerica's system to Household Bank's system, which will affect Household Bank's performance of the Service Levels, Household Bank may reduce the Service Levels to levels which are 80% of the Service Levels set forth in Section 7.b., which reduced levels shall govern for a temporary period of sixty (60) days after the conversion of the Existing Portfolio to the Household Bank system, after which time the levels shall revert to those Service Levels set forth herein.

d. Notwithstanding any other provision to the contrary, Household Bank shall not be in default under this Agreement or be deemed to have failed to meet a Service Level standard due to a system or network communication failure. In the event of such an occurrence as set forth in this Section, Household Bank shall use its best efforts to meet its obligations as set forth in this Agreement.

e. Notwithstanding any other termination provision in this Agreement to the contrary, Polaris may only terminate this Agreement pursuant to this Section 7.e., if Household Bank fails to meet any three of the Service Levels in three (3) out of any six (6) Months or the same Service Level for three (3) consecutive Months. In such a case, (i) Polaris shall give notice to Household Bank that it intends to terminate this Agreement pursuant to this Section 7.e.; (ii) Household Bank shall thereafter have 60 days to cure its failure to meet the particular Service Levels; and (iii) if Household Bank has not cured its failure in the aforementioned time period, Polaris may terminate this Agreement upon written notice, such termination to be effective 180 days after such notice is provided.

f. On or before the 10th Business Day of each Month, Household Bank shall provide agreed upon sales and marketing reports.

Section 8. Dealer Pricing and Cardholder Account Terms. The pricing terms for volume generated by the Dealers and the Cardholder Account terms under the Revolving Program are set forth in Schedule A attached hereto and incorporated herein.

Section 9. Indemnification.


a. Indemnification by Polaris. Polaris shall be liable to and shall indemnify and hold harmless Household Bank from any losses, damages, claims or complaints incurred by Household Bank arising out of: (i) Polaris's failure to comply with this Agreement; or (ii) the death or injury to any person or the loss, destruction or damage to any property arising out of the negligent act or omission of Polaris with respect to Goods purchased by customers; or (iii) any claim or complaint of a third party made in good faith in connection with advertisements and promotions prepared by or at the direction of Polaris; or (iv) any illegal conduct of Polaris or its employees or agents in connection with the Revolving Program; or (v) any violation of Applicable Law by Polaris or its employees or agents in connection with the Revolving Program.

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b.       Indemnification by Household Bank. Household Bank shall be liable to and shall indemnify and hold harmless Polaris from any losses, damages, claims or complaints incurred by Polaris arising out of (i) Household Bank's failure to comply with this Agreement; or (ii) any claim, dispute or complaint of any thirty party made in good faith in connection with advertisements and promotions prepared by or at the direction of Household Bank; or (iii) any illegal conduct of Household Bank or its employees or agents in connection with the Revolving Program; or (iv) any violation of Applicable Law by Household Bank or its employees or agents in connection with the Revolving Program.

c. Notice of Claim and Survival. In the event that Household Bank or Polaris shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this
         Section 9, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section 9 shall survive the termination of this Agreement.

Section 10.  Term and Termination.


a. Term. This Agreement shall be effective as of the Effective Date when executed by authorized officers of each of the parties. It shall remain in effect for five (5) years ("Initial Term"), and shall thereafter be automatically renewed for successive one (1) year terms (the "Renewal Term(s)") unless and until terminated as provided herein. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

b.       Termination.  This Agreement may be terminated:

         (i) effective at the end of the Initial Term or any Renewal Term, by Household Bank or Polaris upon not less than one hundred eighty (180) days prior written notice to the other prior to the end of such term;
         (ii) by Household Bank upon sixty (60) days prior written notice to Polaris if the aggregate amount of Sales Slips or Card Sales subject to Chargeback to the Dealers pursuant to the Revolving Program exceeds 1.5% of the total number of Card Sales in any calendar quarter;
         (iii) by Household Bank or Polaris upon written notice to the other party if the return on Revolving Program Assets is less than 4.2% for two consecutive calendar quarters;
         (iv) by Household Bank or Polaris upon written notice to the other party if the Polaris Participation Shortfall paid and unpaid reaches fifteen million dollars ($15,000,000) in the aggregate.
         (v) by Household Bank or Polaris upon written notice to the other in the event the other party shall elect to wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a

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                  voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs; or
                 (v)      upon written notice to the other (a) by either party,
                  if there occurs any material change in ownership of the other party; or (b) by either party, if a material adverse change occurs in the other party's financial condition as reasonably determined by that party in its sole discretion, or if the other party suspends or goes out of business or substantially reduces its business operations or sends a notice of a proposed bulk sale of all or part of its business; or (c) by either party, in the event the other party materially breaches its obligations or any term under this Agreement or in the Operating Instructions; or (d) by either party, if that party has reasonable cause to believe that the other party will not be able to perform its obligations under this Agreement; or
                  (e) by Household Bank, such notice to be provided at least sixty (60) days prior to the effective date of termination, if in the annual dollar volume of Card Sales generated by the Revolving Program is less than $50 million; or (f) by either party, if that party has reasonable cause to believe that the other party, its agents or employees have engaged in any fraudulent activity in connection with any of the transactions contemplated by this Agreement; or (g) by Household Bank, such notice to be provided at least sixty (60) days prior to the effective date of termination, if there is a fifty percent (50%) or more increase in any calendar quarter from the previous calendar quarter of Cardholder inquiries, disputes, or complaints caused by Dealers and Polaris; (h) by Polaris, such notice to be provided at least sixty (60) days prior to the effective date of termination, if there is a fifty percent (50%) or more increase in any calendar quarter form the previous calendar quarter of Cardholder inquires, disputes, or complaints caused by Household Bank; (i) by Polaris upon 180 days prior written notice to Household Bank pursuant to
                  Section 7.e. herein, if Household Bank fails to maintain the Service Levels in accordance with Section 7; (j) by Household Bank, if in Household Bank's reasonable judgment, any Applicable Law requires that this Agreement or either party's rights or obligations hereunder be amended, modified, waived or suspended in any material respect, including, without limitation, the amount of finance charges or fees that may be charged or collected or the consumer rate that may be charged on purchases with the Card and the parties are unable to negotiate any additional amendments or modifications to the Agreement to address such changes in any Applicable Law; or
                  (k) by either party, if the Closed End Program Agreement by and between Polaris Sales Inc. and Household Retail Services, Inc. (the "Closed End Program Agreement) is terminated, with the termination date of this Agreement to be effective on the same date as the termination of the Closed End Program Agreement.

c. Duties and Rights Upon Termination. Polaris shall de-install from its operating system any program files provided by Household Bank to Polaris. Upon termination of this Agreement, Household Bank will approve no new applications under any Dealer Agreements, will authorize no additional purchases, and all Dealer Agreements shall also be terminated. Neither party is liable to the other for any direct or consequential damages that either party may suffer as a result of either party's termination of this Agreement. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein. In the event this Agreement is terminated for any reason or notice of termination is given by either party, Household Bank may take such other reasonable actions, including, but not limited to, establishing and maintaining a reserve (the "Termination Reserve") from payments otherwise payable to Polaris to protect Household Bank's rights under this Agreement and to cover amounts owing to Household Bank. The Termination Reserve shall be in the amount of 100% of the prior 12 Months Chargebacks, but in no event shall the Termination Reserve exceed two million dollars ($2,000,000). Upon the purchase of the Accounts pursuant to Section 10.d below, any unused amount in the Termination Reserve shall be paid to Polaris within 30 days of the date of sale. If no purchase occurs, the Termination Reserve shall be maintained and used by Household Bank for three (3) years from the termination date or until exhausted, whichever comes first. Any unused amount in the Termination Reserve after said three years shall be paid to Polaris within thirty (30) days of the end of such three year period.

d. Purchase Requirements for Revolving Program. Polaris shall have the option to purchase, or arrange the purchase by a third party of, the Accounts from Household Bank upon termination of this Agreement. Said option may be exercised by Polaris by giving written notice to such effect to Household Bank within thirty (30) days after the termination date. The purchase price shall be negotiated, but it shall not be less than one hundred percent (100%) nor more than one hundred five percent (105%) of the full amount of all of the outstanding Account balances, plus accrued interest and fees from the last Billing Cycle through the date of sale, plus unamortized Dealer Participation Expense, minus the full amount of the bad debt reserve and minus the full amount of unamortized Discount Income. The purchase shall occur not later than 90 days after the effective date of termination of this Agreement and to be under such terms and conditions as are reasonable acceptable to Household Bank. Household Bank shall, as a part of the purchase, assign to Polaris or the third party purchaser, all charged off Accounts which it still owns at the time of such purchase at a price to be determined, but in any event, no more than 12% of the charged off Account balances. If the purchase of the Accounts is not completed within ninety (90) days, and unless Household Bank agrees to extend such time period, Polaris shall have no further right to purchase the Accounts.

e. Only the terms of Sections 3, 5, 9, 10.c, 10.d, and 14 shall survive termination of this Agreement; provided, however, that the terms of Sections 3 and 5 shall survive until the Accounts are purchased pursuant to Section 10.d. or otherwise. If either party owes the other party any amounts under Section 3 and/or 5 as of the date the Accounts are purchased, that party may pay the other party thereafter in accordance with the time periods set forth in those sections.

Section 11. Audit Rights. Polaris and its designated representatives shall have the right, at Polaris' expense, to audit the Revolving Program no more frequently than once a year, during reasonable business hours and upon reasonable notice to Household Bank.

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




Household Bank will reasonably cooperate by making its personnel and pertinent records available, including, but not limited to such records showing the following:

         (a)      Computation of Revolving Program Income
         (b)      Service Level performance
         (c)      Computation of Servicing Expenses

Section 12. Privacy and Internet Applications. Except as permitted in Section 15, neither Polaris nor Household Bank shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party's behalf other than to carry out the purposes for which such information is received, and Polaris and Household Bank shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11.

Polaris and Household Bank shall adopt and maintain a comprehensive privacy policy with respect to their handling of the personal information of individual consumers submitted by such consumers to Polaris or Household Bank via the Internet. Polaris and Household Bank's privacy policy shall be available on their Internet websites. Polaris and Household Bank shall comply in all respects with the provisions of their respective privacy policies.

With respect to Internet applications, Polaris shall include a link on its website to the Household Bank website, and include language notifying visitors that they may complete an application for a Card via the Internet by clicking on such link. Household Bank shall provide a link back to the Polaris website for such visitors.

Section 13. Termination of Dealer Agreement. Household Bank upon notice to Polaris may elect to terminate its relationship with a particular Dealer if such Dealer is associated with excessive chargebacks, high fraudulent activity or other course of business conduct that is injurious to the business relationship between Household Bank and Polaris or for any breach of the Dealer Agreement.

Section 14. Additional Products and Services. During and after the term of this Agreement, Household Bank and/or its Affiliates shall have the non-exclusive right to solicit Cardholders for the products set forth in Schedule B, attached hereto. Household Bank may add additional products to Schedule B after the Effective Date of this Agreement, but any additions to the products set forth in Schedule B shall receive Polaris' prior review. Such solicitations shall comply with Applicable Law, including privacy laws.

Section 15. Representations/Binding Effect. Household Bank and Polaris represent and warrant that each has full power, capacity, and authority to enter into this Agreement; that all action required to make this Agreement binding and valid upon each party according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon each party and its respective successors and assigns according to its terms, and the benefits of this Agreement shall extend to each party and its successors and assigns.

Section 16. Assignments and Modifications. Neither party may assign this Agreement or any of its obligations under this Agreement to any third party without the other party's


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




written consent, provided, however, that either party may, upon prior written notice to the other, assign this Agreement and any of the rights hereunder to any Affiliate of the party, or any purchaser of substantially all of the assets of the party, capable of fulfilling the obligations (including all financial obligations) of the assigning party under this Agreement. In the event of such assignment, the assignee shall have the same rights, remedies, obligations and liabilities as Household Bank or Polaris under this Agreement. Any merger or consolidation by either party with another entity, other than with an Affiliate, shall be deemed to be an assignment expressly prohibited without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may not be changed, amended or modified orally, and no obligation of either party can be released or waived by either party, except by a writing signed by a duly authorized officer or representative of each party.

Section 17. Applicable Law/Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of this Agreement is contrary to applicable law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 18. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties as follows: if to Household Bank and or HRSI, to the Attention of President, (with a copy to the Attention of General Counsel, Retail Services Law Department, 2700 Sanders Road, Prospect Heights, Illinois 60070); if to Polaris to the Attention of CFO at their respective addresses set forth on page one of this Agreement or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) business days after deposit in the U.S. first class regular mail with postage prepaid or by registered or certified mail, return receipt requested, with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

Section 19. Information. Polaris shall make available public financial information to Household Bank. If Household Bank requires further financial information, Polaris will make available financial officers of the company to explain or clarify Polaris's financial condition to Household Bank including the review of financial documents by Household Bank at Polaris's corporate office; provided that Household Bank signs a standard non-disclosure agreement. Polaris understands that Household Bank may seek credit and other information concerning Polaris from others and may provide financial and other information regarding the portfolio to its affiliates or others for purposes of its asset securitizations and sales, but in no event shall any non-public information be made public by Household Bank without Polaris' prior written consent.

Section 20. Limited License. Polaris hereby authorizes Household Bank solely for purposes of this Agreement to use Polaris's name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations ("Proprietary Materials") on the credit cards, applications, periodic statements, billing statements, collection letters, documents, promotional or advertising materials and otherwise in connection with the Revolving Program, subject to Polaris's periodic reasonable review of such use and to such reasonable specifications of Polaris. Polaris represents and warrants that it has appropriate trademark rights in the Proprietary Materials. Polaris shall indemnify, defend and hold Household Bank harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including reasonable attorneys' fees and costs); provided that Household Bank has only used the Proprietary Materials in compliance with this Section 20. Polaris may not use any name or service mark of Household Bank or any of its Affiliates in any manner without the prior written consent of Household Bank.

Section 21. Agreements between Polaris and Dealers. Except as specifically provided in this Agreement or in the Dealer Agreements, (i) Household Bank shall not be a party to any agreement between Polaris and individual Dealers, (ii) Household Bank shall not be responsible for the obligations of Polaris and any Dealers one to the other, including without limitation, the payment of any fees agreed to between Polaris and Dealers, and (iii) Household Bank shall not in any way be responsible for the acts, omissions or breaches of any arrangements or contracts between Polaris and Dealer(s).

Section 22. Agreements between Household Bank and Dealers. Except as specifically provided in this Agreement, (i) Polaris shall not be a party to any agreement between Household Bank and individual Dealers, (ii) Polaris shall not be responsible for the obligations of Household Bank and any Dealer one to the other, including without limitation, the payment of any amounts owed by one to the other, and (iii) Polaris shall not in any way be responsible for the acts, omissions or breaches of any arrangements or contract between Household Bank and Dealers or for any other obligations of Household Bank or any Dealer.

SECTION 23. JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT SOLELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; POLARIS AND HOUSEHOLD BANK HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

SECTION 24. WAIVER OF JURY TRIAL. HOUSEHOLD BANK AND POLARIS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH SUIT, ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOUSEHOLD BANK AND POLARIS ENTERING INTO THIS AGREEMENT.

IN WITNESS HEREOF, Household Bank and Polaris have caused their duly authorized representatives to execute this Agreement as of the date set forth above.

HOUSEHOLD BANK (SB), N.A.                 POLARIS SALES INC.


By:      /s/Richard Klesse                By:     /s/Michael W. Malone
   ---------------------------------         -----------------------------------

Print Name:       Richard Klesse          Print Name:  Michael W. Malone
           -------------------------                 ---------------------------

Title:   Vice President                   Title:   Vice President--Finance, CFO
      ------------------------------            --------------------------------


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